Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1/F-4 of our report dated March 4, 2008, except for Note K, which is as of September 19, 2008, on the financial statements of Arcade Acquisition Corp. (a corporation in the development stage) as of December 31, 2007 and for the period from January 30, 2007 (inception) to December 31, 2007, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

September 29, 2008